Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-141830 on Form SB-2 of Conmed Healthcare Management, Inc. of our report dated July 13, 2009 relating to our audit of the financial statements which appear in this Annual Report on Form 10-K of Conmed Healthcare Management, Inc for the year ended December 31, 2008.

Des Moines, Iowa
July 13, 2009